                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                                     OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

     [ ]  Preliminary Proxy Statement             [ ]  Confidential, for Use of
     [X]  Definitive Proxy Statement                   the Commission Only(as
     [ ]  Definitive Additional Materials              permitted by Rule
     [ ]  Soliciting Material Under Rule 14a-12        14a-6(e)(2))



                         AMERICAN BIO MEDICA CORPORATION
   ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


   ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

                         AMERICAN BIO MEDICA CORPORATION
                                 122 SMITH ROAD
                           KINDERHOOK, NEW YORK 12106
                                  800-227-1243

                                                                August 27, 2001

Dear Fellow Shareholder:

     The Fiscal 2002 Annual Shareholders' Meeting of American Bio Medica Corporation will be held at 10:00 A.M. on Tuesday, October 2, 2001 at The Holiday Inn Hotel located at 8 Empire Drive, Rensselaer, New York (the "Annual Meeting"). Enclosed you will find a Notice of Annual Meeting, Proxy Statement and proxy, detailing the matters which will be acted upon. Directors and executive officers of the Company will be present to help host the Annual Meeting and to respond to any questions from our shareholders. I hope you will be able to attend.

     Please sign, date and return the enclosed proxy without delay in the enclosed envelope. If you attend the Annual Meeting, you may vote in person even if you have previously mailed a proxy by withdrawing your proxy at the Annual Meeting. Any shareholder giving a proxy may revoke such proxy at any time prior to the voting of such proxy by giving written notice of revocation to the Secretary of the Company, by submitting a later dated proxy or by attending the Annual Meeting and voting in person. The Company's Annual Report on Form 10-KSB (including audited financial statements) for the fiscal year ended April 30, 2001 accompanies this Proxy Statement. The Annual Report is not a part of the proxy soliciting material. All shares represented by proxies will be voted at the Annual Meeting in accordance with the specifications marked thereon, or if no specifications are made, (a) as to Proposal 1, the proxy confers authority to vote "For" all of the five persons listed as nominees for the Board of Directors; (b) as to Proposals 2 and 3, the proxy confers authority to vote "For" the proposals; and (c) as to any other business which comes before the Annual Meeting or any adjournments thereof, the proxy confers upon the proxy holders authority to vote in their discretion.

     The Company's Board of Directors believes that a vote in favor of the election of each nominee for the Board of Directors and a vote for Proposals 2 and 3 are in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" all nominees and "FOR" Proposals 2 and 3. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly.

     Thank you for your investment and continued interest in American Bio Medica Corporation.

                                            Sincerely,


                                            /s/ Robert L. Aromando, Jr.
                                            ------------------------------------
                                            Robert L. Aromando, Jr.
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer

                         AMERICAN BIO MEDICA CORPORATION


                              NOTICE OF FISCAL 2002
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 2, 2001



             TO THE SHAREHOLDERS OF AMERICAN BIO MEDICA CORPORATION:

     NOTICE is hereby given that the Fiscal 2002 Annual Meeting of Shareholders (the "Annual Meeting") of American Bio Medica Corporation (the "Company") will be held at 10:00 A.M. on Tuesday, October 2, 2001 at The Holiday Inn Hotel located at 8 Empire Drive, Rensselaer, New York, for the following purposes:

     1. To elect five directors to serve until the Fiscal 2003 Annual Meeting and until their successors are elected;

     2. To approve the adoption of the Fiscal 2001 Nonstatutory Stock Option Plan by the Board of Directors;

     3. To approve an amendment of Article Four of the Company's Certificate of Incorporation to increase the number of common shares which the Company shall have the authority to issue from 30,000,000 to 50,000,000 shares; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of record at the close of business on August 15, 2001 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the Annual Meeting.

         TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT IN THE RETURN ENVELOPE PROVIDED. YOUR PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS EXERCISE.


                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ Edmund Jaskiewicz
                                       -----------------------------------------
                                       Edmund Jaskiewicz
                                       Secretary to the Board of Directors


August 27, 2001

                                 PROXY STATEMENT
                                       FOR
                   FISCAL 2002 ANNUAL MEETING OF SHAREHOLDERS

                         AMERICAN BIO MEDICA CORPORATION
                                 122 SMITH ROAD
                           KINDERHOOK, NEW YORK 12106


     Solicitation of the enclosed proxy is made by and on behalf of the Board of Directors (the "Board of Directors") of American Bio Medica Corporation (the "Company") to be used at the Fiscal 2002 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 A.M. on Tuesday, October 2, 2001, at The Holiday Inn Hotel located at 8 Empire Drive, Rensselaer, New York and at any adjournments thereof. This Proxy Statement and the accompanying proxy were first sent to shareholders on or about September 4, 2001.

     All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with any instructions thereupon. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by providing written notice of revocation of the proxy or by submitting a signed proxy bearing a later date. Any written notice of revocation should be sent to the attention of the Secretary of the Board of Directors at the Company's address.

     A copy of the Company's Annual Report on Form 10-KSB (including audited financial statements) for the fiscal year ended April 30, 2001 is enclosed with these materials, but should not be considered proxy solicitation material.

     Shareholder nominations for directors and shareholder proposals for the Fiscal 2003 Annual Meeting must be received by the Company in writing on or before May 10, 2002. The Company has not received any shareholder proposals for the Annual Meeting.

     The Company has fixed the close of business on August 15, 2001 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the record date, the Company had one class of voting shares outstanding - common shares, $.01 par value per share ("common shares"). As of August 1, 2001, there were 17,995,548 outstanding common shares. Each common share is entitled to one vote on each matter to be voted on at the Annual Meeting. The holders of a majority of common shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, common shares represented by a properly signed and returned proxy will be counted as common shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e. a proxy returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of common shares are not entitled to cumulative voting rights.

     Each of Proposals 2 and 3 in this Proxy Statement will be approved if it receives a majority of the votes present, either in person or by proxy, at the Annual Meeting. Proposal 1, the election of directors, is somewhat different: the five nominees who receive the most votes will be elected to the five available memberships on the Board. If you return a signed proxy form or attend the Annual Meeting but choose to abstain from voting on any proposal, you will be considered present at the Annual Meeting and not voting in favor of the proposal. Since most proposals pass only if they receive favorable votes from a majority of votes present at the Annual Meeting, the fact that you are abstaining and not voting in favor of a proposal will have the same effect as if you had voted against the proposal. (In contrast, a "broker non-vote," where a broker withholds authority to cast a vote as to a certain proposal, is deemed not present at the Annual Meeting with regard to that proposal.)

                             SOLICITATION OF PROXIES

     The cost of the soliciting of proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by telephone, other electronic means or in person. Arrangements may also be made with brokerage firms or other custodians, nominees or fiduciaries for the forwarding of soliciting material to the beneficial owners of common shares of the Company held of record by such persons; and the Company will reimburse such respective brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. ADP has been retained to assist in soliciting proxies at a fee of $5,000 plus distribution costs and other costs and expenses.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

     As of August 1, 2001, there were 17,995,548 common shares outstanding and entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote on each of the matters to be voted on at the Annual Meeting. The following table sets forth, as of August 1, 2001, the beneficial ownership of the Company's common shares by (i) each director, (ii) each nominee for director,
(iii) each of the executive officers named in the Summary Compensation Table;
(iv) all directors and executive officers of the Company as a group; and (v) each shareholder, known to management of the Company, to beneficially own more than five percent of the outstanding common shares.


                                                 Number of
Beneficial Owner                               Common Shares    Percent of Total
----------------                               -------------    ----------------

Stan Cipkowski                                 2,513,600 (1)          13.7%
122 Smith Road
Kinderhook, New York 12106

Edmund Jaskiewicz                              2,078,155 (2)          11.4%
1730 M Street, NW
Washington, DC  20036

Douglas Casterlin                                314,500 (3)           1.7%

Gerald Moore                                      34,000 (4)
                                                                          *
Robert L. Aromando, Jr.                           14,000 (5)
                                                                          *
Denis O'Donnell, M.D.                             14,000 (6)
                                                                          *
Keith E. Palmer                                        0
                                                                          *
Seaside Partners, L.P.                         2,361,733 (7)          11.6%
623 Ocean Avenue
Sea Girt, New Jersey 08750

Directors and executive officers as a          4,968,255 (8)          26.4%
group (7 persons)

-----------------------------------
*    Less than one percent (1%).

(1) Includes 388,500 common shares subject to stock options exercisable within 60 days of August 1, 2001.
(2) Includes 161,500 common shares subject to stock options exercisable within 60 days of August 1, 2001.
(3) Includes 200,000 common shares subject to stock options exercisable within 60 days of August 1, 2001.
(4) Includes 34,000 common shares subject to stock options exercisable within 60 days of August 1, 2001.
(5) Includes 14,000 common shares subject to stock options exercisable within 60 days of August 1, 2001.
(6) Includes 14,000 common shares subject to stock options exercisable within 60 days of August 1, 2001.
(7) Includes 953,283 common shares subject to warrants exercisable within 60 days of August 1, 2001. Dr. O'Donnell may be deemed to indirectly beneficially own 1,408,450 common shares and the 953,283 common shares subject to the warrants because he is a member of Seaside Advisors, LLC which is the general partner of Seaside Partners, L.P. Dr. O'Donnell specifically disclaims beneficial ownership of these securities.
(8) Includes an aggregate of 812,000 common shares subject to stock options exercisable within 60 days of August 1, 2001. Does not include the 1,408,450 common shares or the 953,283 common shares subject to warrants beneficially owned by Seaside Partners, L.P. which Dr. O'Donnell may be deemed to indirectly beneficially own.

EXECUTIVE COMPENSATION

Compensation Summary

     The following table sets forth for the fiscal year ended April 30, 2001, the compensation received by the Company's executive officers based on salary and bonus for the fiscal year ended April 30, 2001 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation            Long-Term Compensation
                                    -------------------            ----------------------
                                                                           Awards
                                                                           ------
                                                                         Securities
                                                                         Underlying
Name and Principal Position        Year    Salary          Bonus           Options
---------------------------        ----    ------          -----           -------
Stan Cipkowski                     2001    $200,000      $     0           100,000
 President                         2000      96,000       77,010           100,000
                                   1999      96,000       64,992                 0


Robert L. Aromando, Jr.            2001    $ 28,000(1)   $25,000(2)        300,000
 Chief Executive Officer


Douglas Casterlin                  2001    $140,000      $     0           200,000
 Executive Vice-President          2000      84,000       67,010           100,000
 Operations                        1999      84,000       64,992                 0

Keith E. Palmer                    2001    $ 56,000(3)   $     0           100,000
 Chief Financial Officer
 Executive Vice President
 Finance

Jay Bendis(4)                      2001    $ 82,000      $36,000            50,000(5)
 Vice-President Sales              2000      84,000       77,010           100,000(5)
 and Marketing                     1999      84,000       64,992                 0


(1) Mr. Aromando was hired by the Company on February 26, 2001 at an annual salary of $180,000.
(2)  Sign-on bonus.
(3) Mr. Palmer was hired by the Company on October 1, 2000 at an annual salary of $100,000.
(4)  Mr. Bendis is no longer employed by the Company effective April 20, 2001.
(5) Pursuant to a severance agreement with the Company, these options will continue to vest and may be exercised according to the terms of the original underlying option agreements.

Option Grants in Fiscal Year Ended April 30, 2001

     The following table sets forth information concerning the grant of stock options to executive officers during the fiscal year ended April 30, 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUME ANNUAL
                                                                                             RATES
                                                                                         OF STOCK PRICE
                                                                                        APPRECIATION FOR
                              INDIVIDUAL GRANTS                                          OPTION TERM(1)
                              -----------------                                          --------------
                         NUMBER OF    PERCENTAGE OF
                         SECURITIES   TOTAL OPTIONS
                         UNDERLYING    GRANTED TO        EXERCISE
                          OPTIONS     EMPLOYEES IN        PRICE     EXPIRATION
        NAME              GRANTED     FISCAL YEAR(2)    ($/SHARE)      DATE             5%           10%
        ----              -------     --------------    ---------   ----------          --           ---
Stan Cipkowski            100,000          9.0%           $0.94      1-10-11(3)     $ 59,000      $154,000

Robert L. Aromando Jr      14,000          1.3%           $1.53      5-19-05(4)     $  5,880      $ 13,020
                          150,000         13.5%           $0.94      1-10-11(5)     $ 88,500      $225,000
                          150,000         13.5%           $0.92      3-01-11(5)     $115,500      $264,000

Douglas Casterlin         150,000         13.5%           $2.00      5-01-10(6)     $ 97,500      $331,500
                           50,000          4.5%           $0.94      1-10-11(3)     $ 29,500      $ 75,000

Keith E. Palmer            28,000          2.5%           $0.94      1-10-11(3)     $ 16,520      $ 42,000
                           41,500          3.7%           $0.94      4-25-06(3)     $ 22,410      $ 58,930
                           30,500          2.8%           $0.94      4-30-06(3)     $ 18,910      $ 47,275

Jay Bendis                 50,000          4.5%           $0.94      1-10-11(3)(7)  $ 29,500      $ 75,000

----------------------

(1) Potential realizable value is based on an assumption that the price of the common shares appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

(2) The Company granted options representing 1,108,000 shares to employees in fiscal 2001. (3) The options become exercisable in 25% annual increments beginning January 10, 2002.

(4)  The options become 100% exercisable on May 19, 2001

(5) The options become exercisable in 33% annual increments beginning March 1, 2002.

(6)  The options are immediately exercisable.

(7) Pursuant to a severance agreement with the Company, these options will continue to vest and may be exercised according to the terms of the original underlying option agreements.

Aggregated Option Exercise in Fiscal Year Ended April 30, 2001 and Fiscal Year-End Option Values

     The following table sets forth information concerning the exercise of stock options during the fiscal year ended April 30, 2001 by the executive officers, and their options outstanding at fiscal year end.

                      AGGREGATED OPTIONS EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUES


                                                    Number of Securities            Value of Unexercised
                                                   Underlying Unexercised           In-The-Money Options
                                                 Options at Fiscal Year-End         At Fiscal Year-End(1)_
                                                 ----------------------------   -----------------------------
                         Shares
                       Acquired on     Value
       Name             Exercise     Realized    Exercisable    Unexercisable   Exercisable     Unexercisable
       -----            --------     --------    -----------    -------------   -----------     -------------
Stan Cipkowski             0           $  0        388,500         150,000        $     0        $   2,000
Robert L. Aromando Jr.     0              0              0         300,000              0           10,500

Douglas Casterlin          0              0        200,000         100,000              0            1,000
Keith E. Palmer            0              0              0         100,000              0            2,000

Jay Bendis                 0              0        244,000(2)      100,000(2)           0            1,000

(1) Value of Unexercised In-The-Money Options at Fiscal Year End is calculated by using the high sale price of the common shares on April 30, 2001, which was $0.96, less the exercise price of the in-the-money exercisable options which is then multiplied by the number of common shares covered under the option(s).

(2) Pursuant to a severance agreement with the Company, these options will continue to vest and may be exercised according to the terms of the underlying option agreement.


                            COMPENSATION OF DIRECTORS

     Directors who are not employees or officers of the Company ("Outside Directors") are granted an option to purchase 25,000 common shares at the time of election and are granted an additional option to purchase 25,000 common shares annually on the date of the Company's Annual Meeting of Shareholders. Outside Directors receive a fee of $1,000 for attending meetings of the Board, and are reimbursed for out-of-pocket expenses incurred in attending such meetings.


            COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers and key managers ("executives") is reviewed and approved annually by the Board of Directors. The Board of Directors has established a Compensation Committee and an Option Committee. In addition to reviewing and approving executives' salaries and bonus arrangements, the Compensation Committee establishes policies and guidelines for other benefits. The Option Committee administers the awards of stock options pursuant to the Company's stock option plans.

                      COMPENSATION POLICIES AND PROCEDURES
                    APPLICABLE TO EXECUTIVES FOR FISCAL 2001

     General. Compensation of the Company's executives is intended to attract, retain and reward persons who are essential to the corporate enterprise. The fundamental policy of the Company's executive compensation program is to offer competitive compensation to executives that appropriately rewards the individual executive's contribution to corporate performance.

The Compensation Committee utilizes subjective criteria for evaluation of individual performance and relies substantially on the executives in doing so. The Committee focuses on two primary components of the Company's executive compensation program, each of which is intended to reflect individual and corporate performance: base salary compensation and long-term incentive compensation.

     Cash Compensation. Executives' base salaries are determined primarily by reference to compensation packages for similarly situated executives of companies of similar size or in comparable lines of business with which the Company expects to compete for executive talent and with reference to the revenues, gross profits and other financial criteria of the Company. The Committee also assesses subjective qualitative factors to discern a particular executive's relative value to the corporate enterprise in establishing base salaries. During fiscal 2001, the salaries of three of the four named executive officers and the Chairman and Chief Executive Officer were established in their employment agreements.

     Long-Term Incentive Compensation. It is the Committee's philosophy that significant stock ownership by management creates a powerful incentive for executives to build long-term shareholder value. Accordingly, the Committee believes that an integral component of executive compensation is the award of equity-based compensation, which is intended to align executives' long-term interests with those of the Company's shareholders. Awards of stock options to executives have historically been at then-current market prices. The Committee believes that option grants should be considered on an annual basis.

     The Company's Fiscal 1997, 1998, 2000 and 2001 Nonstatutory Stock Option Plans (the "Option Plans") authorize the Board, Compensation or Option Committee to grant nonstatutory stock options to employees of the Company. The Committee will determine the prices and terms at which such options are granted. The Committee uses stock options as a significant element of the compensation package of executives, because it believes options provide an incentive to executives to maximize shareholder value and because they compensate executives only to the extent that the Company's shareholders receive a return on their investment. In determining the total number of common shares to be covered by option grants to executives in a given year, the Committee will take into account the number of outstanding common shares, the number of common shares reserved for issuance under the Company's Option Plans, recommendations of management concerning option grants to employees below executive level and the Company's projected hiring needs for the coming year. In making individual stock option grants to executives, the Committee will consider the same factors considered in the determination of base salary levels, as well as the stock and option holdings of each executive and the remaining vesting schedule of such executive's options.

     Compensation of the CEO. In reviewing and approving Mr. Aromando's fiscal 2001 compensation, the Board of Directors considered the same criteria detailed herein with respect to executives in general. Mr. Aromando's base annual salary was established in his employment agreement of March 8, 2001 at $180,000, which is below the midpoint of base compensation for CEOs of comparable companies. Pursuant to his employment agreement, Mr. Aromando was granted stock options covering 300,000 common shares that vest over time. He is also eligible for additional grants of stock options covering up to 800,000 common shares that will vest based upon the Company's performance. As of August 1, 2001, options covering 500,000, of the 800,000, common shares have been granted. Mr. Aromando's employment agreement runs through April 30, 2002.

     Other Executive Management Compensation. Mr. Cipkowski, Mr. Casterlin and Mr. Palmer have all entered into employment agreements with the Company dated January 10, 2001 and ending April 30, 2002. Pursuant to these employment agreements, Stan Cipkowski, President, receives an annual base salary of $200,000, a stock option grant covering 100,000 common shares that vest over time and is eligible for a cash bonus based upon Company performance. Douglas Casterlin, Executive Vice President of Operations, receives an annual base salary of $140,000, a stock option grant covering 50,000 common shares that vest over time and is eligible for a cash bonus based upon Company performance. Keith
E. Palmer, Chief

Financial Officer and Executive Vice President of Finance, receives an annual base salary of $100,000, a stock option grant covering 100,000 common shares that vest over time and is eligible for a cash bonus based upon Company performance.

                                                   The Compensation Committee

                                                   Gerald Moore
                                                   Edmund Jaskiewicz
                                                   Dr. Denis O'Donnell

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. This Committee makes recommendations to the Board of Directors with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. The Audit Committee met four times in fiscal 2001. The Audit Committee is comprised of a majority of independent directors, as determined by the NASD listing standards. Members of the Audit Committee are Gerald Moore, Edmund Jaskiewicz, and Dr. Denis O'Donnell. Mr. Moore and Dr. O'Donnell are the independent directors. The Audit Committee has adopted a written charter, which is included as Exhibit A to this Proxy Statement.

                             AUDIT COMMITTEE REPORT

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended April 30, 2001 (the "Audited Financial Statements"). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosure required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

     Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements to be included in the Company's Annual Report on Form 10-KSB for the year ended April 30, 2001, for filing with the Securities and Exchange Commission.

     The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role where it receives information from, consults with and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

                                                       The Audit Committee

                                                       Gerald Moore
                                                       Edmund Jaskiewicz
                                                       Dr. Denis O'Donnell


     Compensation and Option Committees. The Compensation Committee makes recommendations to the Board of Directors relating to salaries, bonuses and other compensation and benefits of executive officers, reviews and advises management regarding benefits and other terms and conditions of compensation of management and the Company's Option Committee administers the Company's stock option plans. Both the Compensation and Option Committees met four times in fiscal 2001. The Compensation and Option Committees are comprised of the same members, which are, Gerald Moore, Edmund Jaskiewicz and Dr. Denis O'Donnell.

     The Board of Directors does not have a standing nominating committee. Nominations for election to the Board of Directors may be made by the Board of Directors, or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders for the Fiscal 2003 Annual Meeting must be made in writing and received by the Company by May 10, 2002.

     Special meetings are held from time to time to consider matters for which approval of the Board of Directors is desirable or is required by law. Four regular meetings of the Board of Directors were held during fiscal 2001. The Audit Committee and the Compensation Committee met four times each. Four of the Directors attended 100% of the meetings of the Board of Directors and meetings of the committees on which they served while one Director attended 75% of the meetings of the Board and the committees on which he served.


                             INDEPENDENT ACCOUNTANTS

     The Company has selected Richard A. Eisner and Company, LLP to continue as its independent public accountants for the fiscal year ending April 30, 2002. Representatives of Richard A. Eisner and Company, LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

Audit fees

     The aggregate fees billed by Richard A. Eisner and Company, LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended April 30, 2001 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-QSB for that fiscal year were $110,000.

Financial Information Systems Design and Implementation Fees

     The Company did not incur any fees billed by Richard A. Eisner and Company, LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended April 30, 2001.

 All Other Fees

     The aggregate fees billed by Richard A. Eisner and Company, LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial

Information Systems Design and Implementation Fees," for the fiscal year ended April 30, 2001, were $4,450. In the course of its meetings, the Audit Committee has considered whether Richard A. Eisner and Company, LLP's provision of these other services is compatible with maintaining independence.

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total return for the periods indicated for each of (a) the Company common shares, (b) the Standard & Poors 500 Stock Index (the "S&P 500") and (c) the NASDAQ Medical Device Index.

                                PERFORMANCE GRAPH

                                     [GRAPH]


                                 04/30/97  04/30/98  04/30/99  04/30/00 04/30/01
--------------------------------------------------------------------------------
S&P 500                           $100.00   $141.40   $172.30   $190.20  $165.50
--------------------------------------------------------------------------------
Nasdaq Medical Device Index       $100.00   $138.00   $160.60   $183.20  $163.60
--------------------------------------------------------------------------------
American Bio Medica Corporation   $100.00   $105.00   $ 49.20   $ 41.00  $ 24.10
--------------------------------------------------------------------------------

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Directors elected at the Annual Meeting will serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board of Directors of the Company has nominated Stan Cipkowski, Edmund Jaskiewicz, Robert Aromando, Gerald Moore, and Dr. Denis O'Donnell.

     Stan Cipkowski [53] founded our predecessor in 1982 and has been an executive officer and one of our directors since our incorporation in April 1986. He reorganized the Company as American Bio Medica Corporation in 1992 and is the inventor of the Rapid Drug Screen. From 1982 to 1986, he was sole proprietor of American Micro Media, our predecessor, which was acquired by the Company. In addition, from 1983 to 1987, Mr. Cipkowski was a general partner of Florida Micro Media, a Fort Lauderdale-based marketer of educational software and was a principal shareholder and Chief Financial Officer of Southeast Communications Group, Inc., a publisher of direct response media. In 1982, he was a consultant to Dialogue Systems, Inc., a New York-based developer of training and communications materials, where he served as Vice-President of Sales and Marketing. From 1977 to 1982, Mr. Cipkowski was employed by Prentice-Hall Publishing Company, reaching the position of National Sales Manager. Prior to 1977 he was employed as an accountant for the New Seabury Corporation and as Mid-West Area Manager for the Howard Johnson Company. Mr. Cipkowski attended Mater Christi Seminary and St. Louis University from 1965 to 1969.

     Edmund Jaskiewicz [78] has been one of our directors since 1992. Mr. Jaskiewicz is a lawyer-engineer. He has practiced international patent and corporate law as a sole practitioner since 1963, and served as our Chairman of the Board of Directors from 1992 until 1999. He currently serves as our Secretary. From 1953 to 1963, Mr. Jaskiewicz was associated with Toulmin and Toulmin, Attorneys-at-Law, Washington, D.C. From 1960 to 1962, he resided in Frankfurt, Germany managing that firm's local office. From 1952 to 1953 he was with the Patent Section of the Bureau of Ordinance of the Department of the Navy working on patent infringement and licensing matters. He received his J.D. in 1952 from George Washington University Law School and his B.S. in Engineering from the University of Connecticut in 1947.

     Robert L. Aromando Jr. [45] became our Chairman and Chief Executive Officer in January 2001 and has been one of our directors since May 2000. Mr. Aromando has over 20 years experience in sales and marketing. From 1999 until 2001, he was the Director of Global Marketing of Covance, Inc., a global clinical research organization. From 1992 until 1999, Mr. Aromando was Director of Global Marketing of Roche Diagnostics. In this capacity, he had the responsibility for the business development and marketing for Roche Diagnostics' global on-site drugs of abuse business. From 1988 until 1992, he was Product Manager for American Home Products, where he organized a new infectious disease business unit. From 1984 to 1988, he was Director of Sales and Marketing at Diagnostic Technology Inc. where he reorganized the hematology sales and marketing department. From 1978 to 1984, Mr. Aromando was a Regional Sales Manager for Litton Bionetics, responsible for a field sales district. Mr. Aromando received his BS from Mercy College in 1978.

     Gerald Moore [63] has been one of our directors since May 2000. Mr. Moore currently serves as President and CEO of Med-Ox Diagnostics of Canada and President of BioSys, Inc. From 1990 to 1998, Mr. Moore was President of UNIPATH (North America) when he reached parent-company Unilever's mandatory retirement age. Brooke Bond, Inc took a majority equity position in Med-Ox in 1978 and renamed it Oxoid. In 1980, Mr. Moore opened Oxoid US in Columbus, Maryland and was appointed President and Chief Executive Officer of both Oxoid CANADA and Oxoid USA. Unilever acquired all of Oxoid International's holdings and subsidiaries in 1984 and changed its name to UNIPATH in 1990. Mr. Moore is a member of the Board of Directors of the Canadian Assoc. of Clinical Microbiology and Infectious Diseases (CACMID); a Director of the Canadian Clinical Standards Organization, serves on the National Committee for Clinical Laboratory Standards (NCCLS), a member of the NCCLS Committee for Antimicrobial Susceptibility testing and Veterinary Diagnostics, is an advisor to the NCCLS Committee on Culture Media, and is a liaison to the Board of Exhibitors of the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) of the American Society of Microbiology. Mr. Moore received his degree in chemistry and mathematics from Strathclyde University in Glascow, Scotland in 1961.

     Denis O'Donnell, M.D. [47] has served as one of our directors since May 2000 and is currently a Managing Director of Seaside Partners, L.P., the firm that purchased $2,000,000 of our common shares in a private placement on April 28, 2000. Since 1986, Dr. O'Donnell has been a Clinical Instructor of Health Science at Northeastern University. From 1984 to 1985 he was a Resident in Surgery at Tufts New England Medical Center. From 1986 to 1991 he served a Director of the Clinical Research Center of Medical and Technical Research Associates, Inc. From 1991 through 1995 he was Vice President of IGI, Inc. From 1995 until 1997 he was President of Novavax, Inc., a company in which he still holds the seat of Chairman of the Board. In addition to the Novavax, Inc. board seat, Dr. O'Donnell is currently a director of ELXSI Corporation (NASDAQ:ELXS), Columbia Laboratories, Inc. (AMEX:COB), Ampersand Medical Corporation (NASDAQ:AMPM), and is also a member of the Associates of Clinical Pharmacology Scientific Advisory Board. He has written and contributed to numerous medical manuscripts, abstracts, and papers. Dr. O'Donnell graduated from Harvard University (A.B./Biology) in 1976 and from AUC Medical School (M.D.) in 1984.

     It is the intention of the persons named as proxies in the accompanying proxy, unless instructed otherwise, to vote for the persons nominated by the Board of Directors. If any nominee should become unavailable to serve, the proxy may be voted for the election of such substitute nominee as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS.

The Company's other executive officers and their biographies are as follows:

     Douglas Casterlin [54] joined us in 1997 as our Vice President and General Manager and became our Executive Vice President of Operations in May 2001. From 1979 to 1997, Mr. Casterlin was General Manager of Coarc, Inc., our product assembling, packaging and shipping contractor. In that capacity, he developed a contract manufacturing business involving plastic injection molding and clean room assembly and packaging of FDA - regulated medical products. He also negotiated a joint venture with a major German healthcare product manufacture to establish its United States operations and established a professional-format videocassette re-manufacturing business serving the television broadcast industry. From 1976 to 1979, Mr. Casterlin was Workshop Director, Putnam Industries, Inc., and Production Manager, from 1973 to 1976, of Occupatics, Inc. From 1966 to 1970, Mr. Casterlin served as an Air Force Intelligence Officer and was honorably discharged as Sergeant. He studied Engineering at Lehigh University from 1965 to 1966 and received his B.A. degree in Psychology in 1973 from the State University of New York at New Paltz.

     Keith E. Palmer [40] joined us in October 2000 as our Vice President, Finance, Chief Financial Officer and Treasurer. He is a Certified Public Accountant with over 15 years experience in accounting, finance, strategic planning, and merger and acquisitions. From 1998 until joining us, Mr. Palmer was Director of Finance and Controller of Matthew Bender, a division of Lexis Publishing, a legal publisher. At Matthew Bender he was responsible for management of financial reporting and analysis, accounting and control, strategic planning, and numerous Finance and Operational integration efforts. From 1993 until 1998, he was the Director of Finance and Controller for Matthew Bender & Company, Inc., a wholly owned subsidiary of the Times Mirror Corp. During that time he spearheaded the acquisition and/or integration, and assumed responsibility for financial reporting and analysis, of four businesses, including Shepard's, a legal citations publisher in Colorado Springs, Co., Capsoft, an electronic legal forms software firm in Provo, Utah, Mosby Medical Publishing in St. Louis, Missouri, and Michie, a legal publisher in Charlottesville, VA. In addition to integrating financial and operational functions, Mr. Palmer assisted on the integration and implementation of several financial, manufacturing and fulfillment systems, during this time. Prior to joining Matthew Bender, he was a Vice President of Marine Midland Bank, a commercial bank, and from 1983 until 1987, he was an auditor and senior consultant at the public accounting firm of Ernst & Whinney. Mr. Palmer received his MBA in Finance from Sage Colleges in 1995 and his BBA in Accounting from Siena College in 1983.


                                   PROPOSAL 2
                    APPROVAL OF THE FISCAL 2001 NONSTATUTORY
                                STOCK OPTION PLAN

Background

     A meeting of the Board of Directors was held on March 8, 2001 in which the Company's compensation and incentive packages to directors, officers, employees and consultants were discussed. The Board reviewed the Fiscal 1997, Fiscal 1998, and Fiscal 2000 Nonstatutory Plans (the "Current Plans") and considered the Company's need in the future to grant options in order to attract and maintain quality directors, officers, employees and consultants.

     As of August 1, 2001, under the Fiscal 1997 Plan, which authorized the issuance of up to 2 million common shares pursuant to option grants, options covering approximately 1.7 million common shares have been issued of which options covering 940,000 common shares are outstanding, and options covering approximately 300,000 common shares have been forfeited or terminated prior to exercise and under the terms of the Fiscal 1997 Plan, cannot be re-issued after April 30, 2000. Under the Fiscal 1998 Plan, which authorizes the issuance of up to 1 million common shares pursuant to option grants, options covering 940,000 common shares have been issued of which options covering 923,000 common shares are outstanding, and options covering 60,000 common shares have been forfeited or terminated prior to exercise and under the terms of the Fiscal 1998 Plan, cannot be re-issued after April 30, 2001. Under the Fiscal 2000 Plan, which authorizes the issuance of up to 1 million common shares pursuant to option grants, options covering 910,000 common shares are issued and outstanding and options covering 90,000 common shares are available for future issuance until September 22, 2009. The Board of Directors does not believe that the number of common shares with respect to which options can be granted to directors, officers, employees and consultants is sufficient and does not enable the Company to offer incentive packages including options to attract and maintain directors, officers, employees or consultants in the future.

     Under the proposed Plan, as of August 1, 2001, 1,178,000 options have already been granted to directors and officers of the Company, including 800,000 to its new Chief Executive Officer and 28,000 to its new Chief Financial Officer. These options were an integral part of their incentive packages to join the Company. The options granted to officers under the Fiscal 2001 Plan were pursuant to their employment contracts that are filed as Exhibits to the Company's 10-KSB for the year ended April 30, 2001.

     This summary sets forth in question and answer format the principal terms of the American Bio Medica Corporation Fiscal 2001 Nonstatutory Stock Option Plan (the "Plan").

                             GENERAL PLAN PROVISION

     1. What is the purpose of the Plan?

     The purpose of the Plan is to promote the long-term success of the Company by attracting and retaining employees, Outside Directors and consultants and encouraging such individuals to focus on the Company's long-range goals by allowing such individuals to acquire a stake in the Company. An "Outside Director" is a member of the Company's Board of Directors who is not an employee of the Company.

     2. What is the basic structure of the Plan?

     Under the Plan, eligible participants (as defined in the Plan) may be awarded options to purchase common shares of the Company ("Awards").

     3. When was the Plan adopted?

     The Plan was adopted by the Company's Board of Directors on March 8, 2001, subject to approval by the Company's shareholders.

     4. Who administers the Plan?

     The Plan is administered by the Option Committee of the Board (the "Committee"). The Committee is comprised of at least two Board members.

     The Committee has full authority to select the recipients of Awards, to decide when Awards are to be made, to determine the number of common shares included in each Award, and to establish the vesting requirements and other features and conditions of the Awards. The Committee also interprets the Plan and makes all other decisions relating to Plan operation. Decisions of the Committee are final and binding.

     5. Who is eligible to participate in the Plan?

     Employees, Outside Directors and consultants who provide services to the Company are eligible to participate in the Plan. However, the actual recipients of Awards are selected by the Committee in its sole discretion.

     6. How many common shares may be issued under the Plan?

     The maximum number of common shares issuable over the term of the Plan is 4 million shares, subject to adjustment for certain changes in the Company's capital structure. Such shares may be authorized but unissued shares or treasury shares.

     If options are forfeited or terminate for any reason before being exercised, then the corresponding common shares will again become available for all Awards under the Plan. In no event may any one individual participating in the Plan receive options for more than 500,000 common shares in a single fiscal year. Except for this restriction, there are no limitations on the number of common shares for which an eligible individual may be granted Awards under the Plan.

     7. What happens if there is a change in the Company's capital structure?

     In the event of a subdivision of the outstanding common shares, a declaration of a dividend payable in common shares, a declaration of a dividend payable in a form other than common shares in an amount that has a material effect on the price of the common shares, a combination or consolidation of the outstanding common shares (by reclassification or otherwise) into a lesser number of common shares, a recapitalization, a spinoff or a similar occurrence, the Committee will make such adjustments as it, in its sole discretion, deem appropriate in one or more of (a) the number of options available for future Awards, (b) the maximum number of options that may be granted to a Plan participant in any fiscal year, (c) the number of options to be granted to Outside Directors, (d) the number of common shares covered by each outstanding option or (e) the exercise price under each outstanding option.

     8. Can the Plan be amended or terminated?

     The Board has the authority to amend or terminate the Plan at any time and for any reason. However, no amendment may, without an optionee's consent, adversely affect an optionee's rights and obligations under outstanding Awards. If required by applicable laws, regulations or rules, shareholder approval will be sought for an amendment of the Plan.

                                GRANT OF OPTIONS

     9. How are options granted under the Plan?

     The Committee has complete discretion to determine when and to whom options will be granted, the number of shares subject to each grant, the type of option, the time or times when the option is to become exercisable and the term for which the option is to remain outstanding. An optionee and the Company must sign an option agreement evidencing the option.

     10. What type of options may be granted under the Plan?

     The Committee may only grant stock options ("Nonstatutory Options") that do not satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     11. How is the exercise price determined?

     The exercise price per share is determined by the Committee. However, the exercise price of a Nonstatutory Option cannot be less than 100% of the fair market value of the common shares on the option grant date.

     12. How is the fair market value of the common shares determined?

     The fair market value per common share will be determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the Committee will base fair market value on the closing price reported on the Nasdaq Stock Exchange.

     13. When does an optionee acquire the rights of a shareholder?

     As an option holder, an optionee has none of the rights of a shareholder with respect to the shares covered by an option. An optionee will not acquire shareholder rights until the optionee exercises the option and pays the exercise price.

     14. Can the Company offer to buy out an option?

     The Committee may at any time (a) offer to buy out an option previously granted for a payment in cash or cash equivalents or (b) authorize an optionee to elect to cash out an option previously granted, in either case at such time and based upon such terms and conditions as the Committee will establish.

                               EXERCISE OF OPTIONS

     15. When may an optionee exercise his or her option?

     An option becomes exercisable in one or more installments over the period that an optionee remains in the Company's service. The exercise schedule applicable to an option will be determined by the Committee at the time of grant and will be set forth in the option agreement. An optionee may exercise an option at any time for the shares for which the option is exercisable, provided the optionee does so before the option terminates.

     16. When does an option terminate?

     No option granted under the Plan to an optionee may have a term longer than ten years from the grant date. The actual expiration date of an option will be set forth in the optionee's option agreement. An option may, however, terminate prior to its designated expiration date in the event an optionee's service terminates or upon the occurrence of certain other events as specified in an optionee's option agreement.

     17. How is an option exercised?

     To exercise an option, an optionee must file a notice of exercise with the Company on the appropriate form. On the form, an optionee must indicate the number of shares he or she wants to purchase. The notice must be accompanied by payment of the exercise price for the purchased shares, unless the Committee has allowed the optionee to pay the exercise price via a same-day sale. An optionee will be required to satisfy all applicable income and employment tax withholding requirements at that time.

     18. What form of payment is required when an option is exercised?

     An optionee may pay the exercise price in cash or by surrendering common shares. The surrender of common shares must not cause the Company to recognize compensation expense with respect to the option for financial reporting purposes.

     In addition, the Committee, in its sole discretion, may permit an optionee to pay the exercise price in whole or in part by (a) a same-day sale procedure in which an optionee delivers (on a form prescribed by the Committee) an irrevocable direction to a securities broker approved by the Committee to sell and deliver all or a portion of the proceeds to the Company in payment of the exercise price or (b) a procedure in which an optionee delivers (on a form prescribed by the Committee) an irrevocable direction to pledge shares to a securities broker or lender approved by the Committee as security for a loan and deliver all or part of the loan proceeds to the Company in payment of the exercise price. Alternatively, the Committee may permit payment of the exercise price with a promissory note. The Committee may also establish procedures for the sale of common shares to cover withholding taxes or the withholding of common shares issuable upon exercise of an option to satisfy such taxes.

                          EARLY TERMINATION OF OPTIONS

     19. What happens to an optionee's options if an optionee's service terminates?

     After the termination of an optionee's service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which such optionee is vested on the date service terminates. The length of this exercise period will be set forth in the option agreement. However, an optionee must in all events exercise an option before the specified expiration of the option term. The option agreement will specify the extent to which an optionee's option terminate upon the termination of such optionee's service.

     20. What happens to an optionee's options if an optionee dies or becomes disabled?

     If an optionee becomes disabled and his or her employment terminates due to such disability, the option agreement will tell such optionee how long he or she has to exercise each of the outstanding options. The option agreement may also provide for accelerated exercisability in the event of the optionee's death, disability or retirement or upon the occurrence of other events. In no event, however, may an optionee exercise any portion after the specified expiration of the option term.

                      MODIFICATION OR ASSUMPTION OF OPTIONS

     21. Can options be modified or assumed?

     Subject to the terms of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. No modification will impair an optionee's rights without an optionee's consent.

                             ACCELERATION OF VESTING

     22. Can the exercisability of an option be accelerated?

     The agreement awarding an option may provide for accelerated exercisability or vesting in the event of your death, disability or retirement. In addition, the Committee may determine that the exercisability or vesting of all or a portion of an Award may be accelerated in the event of a Change in Control.

     A "Change in Control" means (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization or (b) the sale, transfer or other disposition of all or substantially all of the Company's assets.

     23. What happens to options upon a dissolution, merger or reorganization?

     To the extent not previously exercised, an optionee's options will terminate immediately before the dissolution or liquidation of the Company. If the Company is a party to a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization. Such agreement will provide for (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (b) the assumption or substitution of the outstanding Awards by the surviving corporation or its parent or subsidiary,
(c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

                  AUTOMATIC OPTION GRANTS TO OUTSIDE DIRECTORS

     24. When do Outside Directors receive options?

     Each Outside Director who first becomes a member of the Board after the effective date of the Plan will receive a one-time option grant for 25,000 common shares upon taking office. Upon the conclusion of each regular annual meeting of the Company's shareholders held in fiscal year 2002 and thereafter, each Outside Director elected to serve as member of the Board for the succeeding fiscal year will receive an option covering 25,000 common shares. These options have a 10-year term.

     25. What is the vesting schedule of the options?

     The one-time grant for 25,000 shares will become exercisable in full on the one year anniversary of the date of grant provided that the Outside Director is serving as a Director of the Company.

     The annual grant for 25,000 shares will become exercisable in full on the one year anniversary of the date of grant provided that the Outside Director is serving as a Director of the Company.

     All options granted to each Outside Director will become fully exercisable if such director's service as director ends because of death, total and permanent disability or retirement at or after age 65 or upon a Change in Control.

                                  MISCELLANEOUS

     26. Does an optionee have the right to remain employed until his or her options vest?

     Nothing in the Plan or in any Award is intended to give any person the right to remain in the Company's service for any specific period. Both the optionee and the Company will have the right to terminate an optionee's service at any time and for any reason, with or without cause, subject to any employment agreement that may apply.

     27. When does an optionee have shareholder's rights?

     An optionee will have no dividend rights, voting rights or other rights as a shareholder with respect to any common shares covered by an Award before an optionee becomes entitled to receive such common shares by filing the notice of exercise and paying the exercise price. No adjustment will be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

                            FEDERAL TAX CONSEQUENCES

     28. Will the grant of a Nonqualified Option result in Federal income tax liability to an optionee?

     No.

     29. Will the exercise of a nonqualified Option result in Federal income tax liability to an optionee?

     Normally, an optionee will recognize ordinary income in the year in which the Nonqualified Option is exercised in an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares. This income will be reported by the Company on a Form W-2 or 1099 for the year of exercise, and an optionee will be required to satisfy the tax withholding requirements applicable to this income if such optionee is an employee or former employee.

     30. Will an optionee recognize additional income when the optionee sells shares acquired under a Nonqualified Option?

     Yes. An optionee will recognize a capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time of exercise. The capital gain will be long-term if the optionee held the shares more than 18 months, mid-term if the optionee held the shares more than one year but not more than 18 months, and short-term if the optionee held the shares not more than one year. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value.

     31. What are the Federal tax consequences to the Company?

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income an optionee recognizes in connection with the exercise of a Nonqualified Option. The deduction will, in general, be allowed for the taxable year of the Company in which the optionee recognizes such ordinary income.

     The Board believes that the proposed approval of the Fiscal 2001 Plan is desirable and in the best interest of the Company and its shareholders. It will allow the Company to attract directors, officer, employees and consultants in the future and also allow them to maintain their current directors, officers, employees and consultants.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2.

                                   PROPOSAL 3

  TO APPROVE AN AMENDMENT OF ARTICLE FOUR OF THE COMPANY'S CERTIFICATE OF
      INCORPORATION TO INCREASE THE NUMBER OF COMMON SHARES WHICH THE COMPANY SHALL HAVE THE AUTHORITY TO ISSUE FROM 30,000,000 TO 50,000,000 SHARES

General

     At the Annual Meeting, the shareholders of the Company are asked to consider and approve an amendment to Article Four of the Company's Certificate of Incorporation to increase the number of authorized common shares of the Company from 30,000,000 to 50,000,000. The Amendment makes no change to the terms of the common shares or to the number of preferred shares that the Company is authorized to issue. The full text of Article Four, as it is proposed to be amended is as follows:

     "The aggregate number of shares which the Corporation shall have the authority to issue is 55,000,000 shares, par value $.01 per share of which 50,000,000 million are common shares, $.01 par value per share and 5,000,000 are preferred shares into one or more series and issue such preferred shares from time to time with such preference, privileges, limitation and relative rights as it may determine."

     If the Amendment is approved by the shareholders, the Board of Directors of the Company intends to prepare and file a Certificate of Amendment to the Company's Certificate of Incorporation in accordance with the Amendment, which will become effective (the "Effective Time") immediately upon acceptance of filing by the Secretary of State of New York.

     Although the Board of Directors presently intends to file the Amendment promptly after it is approved by the shareholders, the Board of Directors may decline to file the Amendment even if the Amendment is approved by the shareholders, if the Board of Directors determines that such action would not be in the best interests of the Company. The Company currently knows of no reason why the Amendment would not be filed if approved by the shareholders. The Certificate of Incorporation after the effective time of the Amendment is referred to herein as the "Amended Certificate."

Background

     At a meeting of the Board of Directors held July 18, 2001, the Company's capital structure and growth objectives were discussed. The Board reviewed the current capital structure, which included, discussion of the current fully diluted and outstanding common shares and consideration of the possible needs of the Company for additional common shares in the future to raise capital to fund the Company's growth, to use as consideration should the Company seek to acquire other companies and to enable the Company to continue to offer stock-based compensation plans. Based on these discussions, the Board unanimously approved the Amendment to the Company's Certificate of Incorporation increasing the number of common shares that the Company has the authority to issue from 30,000,000 to 50,000,000.

     As of August 1, 2001, 17,995,548 of the Company's 30 million currently authorized shares were issued and outstanding. Of the remaining authorized shares, approximately 6.9 million were reserved for issuance in connection with the Company's stock-based compensation plans and 1,153,283 were reserved for issuance in connection with outstanding warrants. The Board of Directors does not believe that the current number of authorized common shares that are not issued or reserved for issuance is sufficient to provide the Company with the flexibility it may need in the future.

     The additional common shares to be authorized by adoption of the proposed amendment would have rights identical to the currently outstanding common shares of the Company.

     Adoption of the proposed amendment and issuance of additional common shares of the Company would not affect the rights of the holders of currently outstanding common shares, except for the effects incidental to increasing the number of common shares outstanding, such as dilution of the earnings per share and voting rights of current holders of common shares. The holders of common shares do not presently have preemptive rights to subscribe for the additional common shares proposed to be authorized. The proposed amendment would not change the par value of the common shares.

     The purpose of the increase in authorized shares is to provide additional common shares that could be issued for corporate purposes without further shareholder approval unless required by applicable law or regulation. The Company currently expects that reasons for issuing additional common shares will include effecting acquisitions of other businesses or properties, establishing strategic relationships with other companies and securing additional financing for the operation of the Company through the issuance of additional shares or other equity-based securities. Reasons for issuing additional common shares also include paying share dividends or subdividing outstanding shares through stock splits and providing equity incentives to employees, officers or directors. The Board of Directors believes that it is in the best interests of the Company to have additional common shares authorized at this time to alleviate the expense and delay of holding a special meeting of shareholders to authorize additional common shares when the need arises.

     The Company could also use the additional common shares to oppose a hostile takeover attempt or delay or prevent changes of control (whether by merger, tender offer, proxy contest or assumption of control by a holder of a large block of the Company's securities) or changes in or removal of management of the Company. For example, without further shareholder approval, the Board of Directors could strategically sell common shares in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although the Board of Directors is motivated by business and financial considerations in proposing this amendment, and not by the threat of any attempt to accumulate shares or otherwise gain control of the Company (and the Board of Directors is not currently aware of any such attempts), shareholders nevertheless should be aware that approval of the amendment could facilitate efforts by the Company to deter or prevent changes of control of the Company in the future, including transactions in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. The proposal to increase the number of authorized common shares, however, is not part of any present plan to adopt a series of amendments having an antitakeover effect, and the Company's management presently does not intend to propose antitakeover measures in future proxy solicitations.

     The Company's Articles, Bylaws and material agreements do not contain any provisions that could have an antitakeover effect, except for the Bylaws provision providing that shareholders may call a special meeting of shareholders if they hold, in the aggregate, at least one-third of the outstanding shares entitled to vote on any issue proposed to be considered at such meeting.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL 3.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company during, and with respect to, fiscal 2001, the Company believes that during fiscal 2001 its executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1999, 2000 and the first quarter of fiscal 2001, the Company advanced funds to Stan Cipkowski, the Company's President and one of its directors. Mr. Cipkowski was the Company's Chairman of the Board and Chief Executive Officer until January 2001. These advances are partially evidenced by a note and bear interest at the rate of 11.5% per annum. The loan is payable on demand. Each quarter, interest accrued on the loan is added to the outstanding principal balance of the loan. Mr. Cipkowski has pledged 1,000,000 of the Company's common shares to the Company as collateral. On November 30, 2000, the Company's Board of Directors and Mr. Cipkowski agreed to a structured repayment of this loan through the regular periodic redemption by the Company of common shares owned by Mr. Cipkowski. Under the program, Mr. Cipkowski will redeem at least 25,000 common shares, after the release of financial results, each quarter with a value to be determined by the closing price of the common shares on the second business day following the release of the quarterly or annual financial results. Mr. Cipkowski also has the right to redeem a greater number of common shares each quarter. As of April 30, 2001, Mr. Cipkowski has redeemed 50,000 common shares representing payment of $38,000 and the loan balance was approximately $472,000. Other than the accrued interest, which is added to the outstanding principal balance of the loan on a quarterly basis and paid pursuant to the share redemption program, the Company does not intend to make any additional loan to Mr. Cipkowski.

     The Company has collateralized a bank loan and a corporate credit card aggregating $107,000 as of April 30, 2001 for Mr. Cipkowski with certificates of deposit aggregating $146,000. In July 2001, the outstanding amounts due on the collateralized credit card were paid, the account closed and all restrictions on the $27,000 certificate of deposit released.

     On April 28, 2000, the Company entered into an agreement with Seaside Partners, L.P. ("Investor") to issue and sell 1,408,450 common shares at a per share price of $1.42 (the "closing price") for a total of $2 million. In conjunction with the agreement, the Company agreed to issue a five-year warrant to the investor to purchase up to 1,877,934 common shares pursuant to a formula based on the Company's stock price on the ten consecutive trading days prior to the six-month anniversary of the closing date. The agreement provided that if the six-month anniversary price per share was $2.13 or more per share, the Company would not be required to issue any warrants. If the anniversary price was less than $2.13 per share, the Company would be required to issue warrants exercisable at the anniversary price into a number of common shares based on a formula. The anniversary price was not $2.13 and the Company issued 953,283 warrants with an exercise price of $1.1689. These warrants were subsequently repriced to $0.95 in lieu of the Company paying liquidated damages of $109,000 resulting from the registration statement with respect to the common shares and the warrants not being declared effective by the SEC by the negotiated deadline. Denis O'Donnell, M.D., one of the Company's directors, is a member of Seaside Advisors, LLC, which is the general partner of Seaside Partners, L.P.

                            PROPOSALS OF SHAREHOLDERS

     A proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company's Fiscal 2003 Annual Meeting of Shareholders and received at the Company's executive offices no later than May 10, 2002, will be included in the Company's Proxy Statement and form of proxy relating to the Fiscal 2003 Annual Meeting. Notice of a shareholder proposal intended to be presented at the Company's Fiscal 2003 Annual Meeting of Shareholders that is received by the Company after May 10, 2002 will be considered untimely and will not be included in the Company's Proxy Statement and form of proxy relating to the Fiscal 2003 Annual Meeting


                                  OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, the proxies confer upon the person or persons entitled to vote the shares represented by such proxies the authority to vote the proxies in their discretion.


                                      BY ORDER OF THE BOARD OF DIRECTORS


                                      /s/ Edmund Jaskiewicz
                                      ------------------------------------------
                                      Edmund Jaskiewicz,
                                      Secretary to the Board of Directors

August 27, 2001

                                      PROXY

                   FISCAL 2002 ANNUAL MEETING OF SHAREHOLDERS

                         AMERICAN BIO MEDICA CORPORATION


                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                               OF THE CORPORATION

     The undersigned shareholder of American Bio Medica Corporation, having received the Notice dated August 27, 2001, of the Fiscal 2002 Annual Meeting of Shareholders, hereby nominates, constitutes, appoints and authorizes Robert L. Aromando Jr. and Edmund Jaskiewicz, and each of them with full power to act alone, as proxies with full power of substitution, for me and in my name, place and stead, to vote all the common shares of said corporation standing in my name on its books on August 15, 2001, at the Fiscal 2002 Annual Meeting of Shareholders to be held at 10:00 A.M. on Tuesday, October 2, 2001 at The Holiday Inn located at 8 Empire Drive, Rensselaer, New York, or at any adjournments thereof, with all the power the undersigned would possess if personally present, as follows:

1. The election of the five (5) nominees listed in the Proxy Statement for the Fiscal 2002 Annual Meeting as directors to serve until the Fiscal 2003 Annual Meeting and until their successors are elected.

     IF YOU WISH YOUR VOTES TO BE CAST FOR ALL OF THE five (5) NOMINEES LISTED BELOW, PLACE AN "X" IN THIS BOX

     IF YOU DO NOT WISH TO VOTE FOR ALL OF THE NOMINEES, LINE OUT THE NAMES OF PERSONS FOR WHOM YOU DO NOT CHOOSE TO VOTE:

     DIRECTORS:                      Stan Cipkowski
                                     Edmund Jaskiewicz
                                     Robert Aromando
                                     Gerald Moore
                                     Denis O'Donnell, M.D.

2. The adoption by the Board of Directors of the Fiscal 2001 Nonstatutory Stock Option Plan.

              FOR   /  /            AGAINST   /  /             ABSTAIN  /  /


3. To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares which the Company shall have the authority to issue from 30,000,000 to 50,000,000 shares

              FOR   /  /            AGAINST   /  /             ABSTAIN  /  /


4. Upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

         THIS PROXY CONFERS AUTHORITY TO VOTE FOR ALL OF THE FIVE NOMINEES LISTED EVEN THOUGH THE BLOCK IN ITEM 1 IS NOT MARKED UNLESS THE NAMES OF ONE OR MORE PERSONS ARE LINED OUT. THIS PROXY WILL BE VOTED "FOR" PROPOSALS 2 THROUGH 4 ABOVE UNLESS "AGAINST" OR "ABSTAIN" IS INDICATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND THE COST OF SAME IS BORNE BY THE CORPORATION. THIS PROXY MAY BE REVOKED BY WRITING TO THE SECRETARY TO THE BOARD, AMERICAN BIO MEDICA CORPORATION, 122 SMITH ROAD, KINDERHOOK, NEW YORK 12106 OR IN PERSON AT THE FISCAL 2002 ANNUAL MEETING OF SHAREHOLDERS AT ANY TIME PRIOR TO ITS EXERCISE.

               Date:
                           ----------------------------------------------------

               Name:
                           ----------------------------------------------------
                           Beneficial Shareholder (Please Print)

               Address:
                           -----------------------------------------------------

                           -----------------------------------------------------

                           -----------------------------------------------------

               Signature(s)
                           ----------------------------------------------------

                           -----------------------------------------------------
                           (All Shareholders must sign)

         NUMBER OF SHAREHOLDERS VOTING _________________________

         IF SHARES ARE NOT REGISTERED IN YOUR NAME, PLEASE GIVE THE NAME AND ADDRESS OF THE PERSON OR ENTITY IN WHOSE NAME THEY ARE REGISTERED.

                           -----------------------------------------------------

                           -----------------------------------------------------

                           -----------------------------------------------------

                           (This must be completed if applicable)

         Please date, fill in your complete name and address and sign above exactly as your name or names appear hereon, and return this proxy promptly in the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If there is more than one fiduciary, all should sign. All joint owners must sign.

                                                                       EXHIBIT A


                         American Bio Medica Corporation

                             Audit Committee Charter



The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of American Bio Medica Corporation ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the NASD and American Stock Exchange (NASD/AMEX). The members of the Committee will be elected annually at the organizational meeting of the full Board held in September and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent auditors and internal audit at other times when considered appropriate. These meetings can be held via a telephone conference.

ATTENDANCE

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent auditors and internal audit be present at Committee meetings.

SPECIFIC DUTIES


In carrying out its oversight responsibilities, the Committee will:



1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NASD/AMEX Audit Committee Requirements.

2. Review with the Company's management, internal audit and independent auditors the Company's accounting and financial reporting controls. Obtain annually in writing from the independent auditors their letter as to the adequacy of such controls.

3. Review with the Company's management, internal audit and independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent auditors their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

4. Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

5. Review the scope and general extent of the independent auditors' annual audit. The Committee's review should include an explanation from the independent auditors of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent auditors.

6. Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

7. Have a predetermined arrangement with the independent auditors that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-QSB. Also receive a written confirmation provided by the independent auditors at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

8. At the completion of the annual audit, review with management, internal audit and the independent auditors the following:

     - The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-KSB.

     - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

     - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent auditors during their audit, including access to all requested records, data and information. Inquire of the independent auditors whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

     - Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent auditors concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

     If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-KSB.

9. After preparation by management and review by internal audit and independent auditors, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

10. Discuss with the independent auditors the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent auditors to the Company's needs.

11. Meet with management, internal audit and the independent auditors to discuss any relevant significant recommendations that the independent auditors may have, particularly those characterized as `material' or `serious'. Typically, such recommendations will be presented by the independent auditors in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent auditors and receive follow-up reports on action taken concerning the aforementioned recommendations.

12. Recommend to the Board the selection, retention or termination of the Company's independent auditors.

13. Review the appointment and replacement of the senior internal audit executive.

14. Review with management, internal audit and the independent auditors the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

15. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

16. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the NASD/AMEX, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

                                                                       EXHIBIT B








                         American Bio Medica Corporation
                            FISCAL 2001 NONSTATUTORY
                                STOCK OPTION PLAN

                       AS ADOPTED EFFECTIVE MARCH 8, 2001

                                TABLE OF CONTENTS



                                                                        Page No.

ARTICLE 1.  INTRODUCTION.......................................................1

ARTICLE 2.  ADMINISTRATION.....................................................1

     (a)    Committee Composition..............................................1
     (b)    Committee Responsibilities.........................................1

ARTICLE 3.  SHARES AVAILABLE FOR GRANTS........................................1

     (a)    Basic Limitation...................................................1
     (b)    Additional Shares..................................................1

ARTICLE 4.  ELIGIBILITY........................................................2

ARTICLE 5.  TERMS AND CONDITIONS OF OPTIONS....................................2

     (a)    Stock Option Agreement.............................................2
     (b)    Number of Shares...................................................2
     (c)    Exercise Price.....................................................2
     (d)    Exercisability and Term............................................2
     (e)    Effect of Change in Control........................................2
     (f)    Modification or Assumption of Options..............................2
     (g)    Buyout Provisions..................................................2

ARTICLE 6.  PAYMENT FOR OPTION SHARES..........................................3

     (a)    General Rule.......................................................3
     (b)    Surrender of Stock.................................................3
     (c)    Exercise/Sale......................................................3
     (d)    Exercise/Pledge....................................................3
     (e)    Promissory Note....................................................3
     (f)    Other Forms of Payment.............................................3

ARTICLE 7.  AUTOMATIC OPTION GRANTS TO OUTSIDE DIRECTOR........................3

     (a)    Initial Grants.....................................................3
     (b)    Annual Grants......................................................4
     (c)    Accelerated Exercisability.........................................4
     (d)    Exercise Price.....................................................4
     (e)    Term...............................................................4

                                       I

ARTICLE 8.  PROTECTION AGAINST DILUTION........................................4

     (a)    Adjustments........................................................4
     (b)    Dissolution of Liquidation.........................................5
     (c)    Reorganizations....................................................5

ARTICLE 9.  LIMITATION ON RIGHTS...............................................5

     (a)    Retention Rights...................................................5
     (b)    Shareholders' Rights...............................................5
     (c)    Regulatory Requirements............................................6

ARTICLE 10.  WITHHOLDING TAXES.................................................6

     (a)    General............................................................6
     (b)    Share Withholding..................................................6

ARTICLE 11. FUTURE OF THE PLAN.................................................6

     (a)    Term of the Plan...................................................6
     (b)    Amendment or Termination...........................................6

ARTICLE 12. DEFINITIONS........................................................6

ARTICLE 13. EXECUTION..........................................................9

                         AMERICAN BIO MEDICA CORPORATION
                   FISCAL 2001 NONSTATUTORY STOCK OPTION PLAN


ARTICLE 1.   INTRODUCTION.

         The Plan was adopted by the Board of Directors effective March 8, 2001. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Options in the form of Nonstatutory Stock Options.

         Capitalized terms are defined in Article 12.


ARTICLE 2.   ADMINISTRATION.

         (a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board.

         (b) Committee Responsibilities. The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Options under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Options, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.


ARTICLE 3.   SHARES AVAILABLE FOR GRANTS.

         (a) Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Options awarded under the Plan shall not exceed four million (4,000,000) Common Shares plus the additional Common Shares described in Section 3(b). The limitation of this Section 3(a) shall be subject to adjustment pursuant to
Article 8.

         (b) Additional Shares. If Options are forfeited or terminate for any other reason before being exercised, then the corresponding Common Shares shall again become available for the grant of Options under the Plan.

ARTICLE 4.   ELIGIBILITY.

         Only Employees, Outside Directors and Consultants shall be eligible for the grant of Options.


ARTICLE 5.   TERMS AND CONDITIONS OF OPTIONS.

         (a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee's other compensation.

         (b) Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 8. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 500,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 8.

         (c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of a grant. A Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the Option is outstanding.

         (d) Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service.

         (e) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

         (f) Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

         (g) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or
(b)

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
authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.


ARTICLE 6.   PAYMENT FOR OPTION SHARES.

         (a) General Rule. The entire Exercise Price of Common Shares issued upon the exercise of Options issued under the Plan shall be payable in cash or cash equivalents at the time when such Common Shares are purchased. The Committee may at any time accept payment in any form(s) described in this
Article 6.

         (b) Surrender of Stock. To the extent that this Section 6(b) is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Common Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

         (c) Exercise/Sale. To the extent that this section 6(c) is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

         (d) Exercise/Pledge. To the extent that this Section 6(d) is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the Common Shares being purchased under the Plan to a securities broker or lender approved by the Company as security for a loan, and to deliver all or part of the loan proceeds to the Company.

         (e) Promissory Note. To the extent that this Section 6(e) is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note. However, the par value of the Common Shares being purchased under the plan, if newly issued, shall be paid in cash or cash equivalents.

         (f) Other Forms of Payment. To the extent that this Section 6(f) is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.


ARTICLE 7.   AUTOMATIC OPTION GRANTS TO OUTSIDE DIRECTORS.

         (a) Initial Grants. Each Outside Director who first becomes a member of the Board after the effective date of the Plan shall receive a one-time grant of an Option covering 25,000 Common Shares (subject to adjustment under Article 8).

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
Such Option shall be granted on the date when such Outside Director first joins the Board and shall become exercisable on the one-year anniversary of the date of the grant provided the Outside Director's is serving as a Director of the Company.

         (b) Annual Grants. Upon the conclusion of each regular annual meeting of the Company's shareholders held in fiscal year 2002 or thereafter, each Outside Director elected to service as a member of the Board for the succeeding fiscal year shall receive an Option covering 25,000 Common Shares (subject to adjustment under Article 8). Options granted under this Section 7(b) shall become exercisable in full upon the one- year anniversary of the date of the grant, provided that the Outside Director is serving as a Director of the Company.

         (c) Accelerated Exercisability. All Options granted to an Outside Director under this Article 7 shall also become exercisable in full in the event of:

                  (i) The termination of such Outside Director's service because of death, total and permanent disability or retirement at or after age 65; or

                  (ii)     A Change in Control with respect to the Company.

         (d) Exercise Price. The Exercise Price under all Options granted to an Outside Director under this Article 7 shall be equal to 100% of the Fair Market Value of a Common Share on the date of the grant, payable in one of the forms described in Sections 6(a), 6(b), 6(c), and 6(d).

         (e) Term. All Options granted to an Outside Director under this
Article 7 shall terminate on the 10th anniversary of the date of the grant.


ARTICLE 8.  PROTECTION AGAINST DILUTION.

         (a) Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

                  (i) The number of Options available for future Option grants under Article 3;

                  (ii)     The limitations set forth in Section 5(b);

                  (iii) The number of Options to be granted to Outside Directors under Article 7;

                  (iv) The number of Common Shares covered by each outstanding Option;

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
                  (v)    The Exercise Price under each outstanding Option.

Except as provided in this Article 8, a Participant shall have no rights by reason of any issue by the Company of any stock or any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

         (b) Dissolution or Liquidation. To the extent not previously exercised, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

         (c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement shall provide for:

                  (i) The continuation of the outstanding Options by the Company, if the Company is a surviving corporation;

                  (ii) The assumption of the outstanding Options by the surviving corporation or its parent or subsidiary;

                  (iii) The substitution by the surviving corporation or its parent or subsidiary of its own options for the outstanding Options;

                  (iv) Full exercisability or vesting and accelerated expiration of the outstanding Options; or

                  (v) Settlement of the full value of the outstanding Options in cash or cash equivalents followed by cancellation of such Options.

ARTICLE 9.  LIMITATION ON RIGHTS.

         (a) Retention Rights. Neither the Plan nor any Option granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company's certificate of incorporation and by-laws, and a written employment agreement (if any).

         (b) Shareholders' Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Common Shares covered by his or her Option prior to the time when he or she becomes entitled to receive such Common Shares by filing a notice of exercise and paying the Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

         (c) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Option prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 10.  WITHHOLDING TAXES.

         (a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares under the Plan until such obligations are satisfied.

         (b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.

ARTICLE 11.  FUTURE OF THE PLAN.

         (a) Term of the Plan. The Plan, as set forth herein, shall become effective on March 8, 2001 subject to approval by the Company's shareholders at the Company's Fiscal 2002 Annual Meeting. If the Plan is not approved by the Company's shareholders at the Company's Fiscal 2002 Annual Meeting, the Plan shall be terminated and any Options granted under the Plan shall be cancelled without the payment of any consideration to any Participant. The Plan shall remain in effect until it is terminated under Section 11(b).

         (b) Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company's shareholders only to the extent required by applicable laws, regulations or rules. No Options shall be granted under the Plan after the termination thereof. Except as provided in Section 11(a), the termination of the Plan, or any amendment thereof, shall not affect any Option previously granted under the Plan.

ARTICLE 12.  DEFINITIONS.

         (a) "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

         (b) "Board" or "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

         (c) "Change in Control" means:

                  (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or

                  (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets.

         A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

         (d) "Code" means the Internal Revenue Code of 1986, as amended.

         (e) "Committee" means a committee of the Board, as described in
             Article 2.

         (f) "Common Share" means one common share, $.01 par value per share, of the Company.

         (g) "Company" means American Bio Medica Corporation, a New York corporation.

         (h) "Consultant" means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan.

         (i) "Employee" means any individual who is a common-law employee of the Company or a Subsidiary.

         (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (k) "Exercise Price" means the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Stock Option Agreement.

         (l) "Fair Market Value" means the fair market value of the Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the closing prices reported on the Nasdaq Stock Exchange. Such determination shall be conclusive and binding on all persons.

         (m) "Nonstatutory Option" means a stock option not described in Sections 422(b) or 423(b) of the Code.

         (n) "Option" means a Nonstatutory Option granted under the Plan and entitling the holder to purchase Common Shares.

         (o) "Optionee" means an individual or estate who holds an Option.

         (p) "Outside Director" means a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan.

         (q) "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the plan shall be considered a Parent commencing as of such date.

         (r) "Participant" means an individual or estate who holds an Option.

         (s) "Plan" means this American Bio Medica Corporation Fiscal 2001 Nonstatutory Stock Option Plan.

         (t) "Service" means service as an Employee.

         (u) "Share" means one common share, as adjusted in accordance with
             Article 8 (if applicable).

         (v) "Stock Option Agreement" means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

         (w) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.



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


ARTICLE 13.   EXECUTION.

         To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.


                                   AMERICAN BIO MEDICA CORPORATION



                                   By: /s/ Stan Cipkowski
                                      -----------------------------------
                                   Name: Stan Cipkowski
                                   Title:   President







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